As filed with the Securities and Exchange Commission on August 3, 2004.

Registration No. 333–68991

SECURITIES AND EXCHANGE COMMISSION

Post-Effective Amendment No. 1

to

FORM S–3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN CAPITAL STRATEGIES, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-145-1377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center

14th Floor

Bethesda, Maryland 20814

(301) 951-6122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Malon Wilkus

Chairman, President and Chief Executive Officer

American Capital Strategies, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

(301) 951-6122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Samuel A. Flax, Esq.

Arnold & Porter LLP

555 Twelfth Street, N.W.

Washington, D.C. 20004

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of the Registration Statement as the Registrant may determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

AMERICAN CAPITAL STRATEGIES, LTD.

Amended and Restated Dividend Reinvestment Plan

500,000 shares of Common Stock

This prospectus relates to 500,000 shares of common stock, $0.01 par value per share, of American Capital Strategies, Ltd. registered for purchase under the American Capital Strategies, Ltd. Amended and Restated Dividend Reinvestment Plan (which we call the “Plan”). We previously established the Plan, and we have now amended and restated the Plan. This Prospectus describes the Plan, as it has been amended and restated.

The Plan provides our stockholders with a simple and convenient method of investing cash dividends and distributions in our common stock at a modest discount from current market price. Our common stock is quoted on the Nasdaq National Market System under the symbol “ACAS.” We suggest that you retain this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 3, 2004

When used in this prospectus, the terms “ACS,” “we,” “our,” or “us” or other similar terms mean American Capital Strategies, Ltd., unless we state otherwise or the context indicates otherwise.

We have not authorized any person to give you any information or to make any representation not contained in this prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by us. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale in connection with it means or implies that our affairs or the facts described in this prospectus have not changed since the date of this prospectus.

THE COMPANY

Background

We are a Delaware corporation that was incorporated in 1986. On August 29, 1997, we completed an initial public offering, or IPO, of our common stock and became a non-diversified, closed end investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended. On October 1, 1997, we began operations so as to qualify to be taxed as a regulated investment company, or RIC, as defined in Subtitle A, Chapter 1, under Subchapter M of the Internal Revenue Code of 1986, as amended. As contemplated by these transactions, we materially changed our business plan and format from structuring and arranging financing for buyout transactions on a fee for services basis to primarily being a lender to and investor in middle market companies.

Business

We are a publicly traded buyout and mezzanine fund that provides investment capital to middle market companies, which we generally consider to be companies with sales between $10 million to $750 million. We invest in senior and mezzanine (subordinated) debt and equity of companies in need of capital for buyouts, growth, acquisitions and recapitalizations. Our ability to fund the entire capital structure is an advantage in completing many middle market transactions. Our wholly-owned operating subsidiary, American Capital Financial Services, Inc., or ACFS, provides financial advisory services to our portfolio companies. We invested, on average, $33 million in 2003 in each new portfolio company.

Our primary business objectives are to increase our taxable income, net operating income and net asset value by investing in senior debt, subordinated debt, and equity of middle market companies with attractive current yields and potential for equity appreciation and realized gains. Our loans typically range from $5 million to $50 million, mature in five to ten years, and require monthly or quarterly interest payments at fixed rates or variable rates, based on the prime rate or London Interbank Offered Rate, or LIBOR, plus a margin. From our initial public offering on August 29, 1997 through July 20, 2004, we invested $669 million in equity securities and over $2.8 billion in debt securities of middle market companies, including over $83 million in funds committed but undrawn under credit facilities.

The principal executive office of the Company is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. The telephone number is (301) 951-6122.

USE OF PROCEEDS

We cannot determine precisely the number of shares of common stock that ultimately may be sold pursuant to the Plan, the extent to which shares will be purchased directly from us rather than in the open market, or the prices at which shares will be sold. The net proceeds from any purchases of common stock directly from us under the Plan would provide us with funds that we would expect to use for general corporate purposes. We will receive no proceeds from any shares purchased in market transactions.

PLAN OF DISTRIBUTION

The Plan allows for dividends to be reinvested into shares purchased from us by the plan administrator on the market or newly issued or treasury shares purchased by the plan administrator. If the shares are purchased on the market, we will absorb all administrative expenses connected with the operation of the Plan, except for brokerage commissions. Brokerage commissions shall be borne pro rata by the Plan participants.

DIVIDEND REINVESTMENT PLAN

Details of the Plan are set forth below in question and answer format. Further questions and correspondence should be directed to either American Capital Strategies, Ltd. (Attention: Investor Relations) or the plan administrator at the following address:

EquiServe Trust Company, N.A.

c/o EquiServe

P.O. Box 43010

Providence, RI 02940-3010

(800) 733-5001

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our stockholders with a simple and convenient method of investing cash dividends and distributions in additional shares of our common stock at a modest discount from our common stock’s current market price. Participants in the Plan may have cash dividends and distributions automatically reinvested without charges for recordkeeping, and may take advantage of the custodial and reporting services provided by EquiServe Trust Company, N.A., the plan administrator, at no additional cost.

Administration

2.	What does the plan administrator do?

The plan administrator administers the Plan for participants, keeps records, sends statement of accounts to participants, and performs other duties relating to the Plan.

Enrollment and Participation

3.	How does a stockholder enroll?

The Plan is an “opt-in” plan. You may join the Plan by signing an authorization form and returning it to the plan administrator. The authorization form requesting enrollment must be received by the plan administrator at least two business days prior to the dividend declaration date in order to take effect as of the related dividend payment. Authorization forms may be obtained at any time by written request to us or the plan administrator.

A dividend declaration date is a date on which our board of directors declares a dividend or distribution to be paid and specifies the amount of such dividend or distribution.

4.	What if the shares are held by a broker, bank or nominee?

If your shares are held on the books of the plan administrator in the name of a broker, bank or other nominee (a “Nominee”), your distributions will be reinvested automatically by the Nominee in additional shares under the Plan only if your Nominee provides such a service and you elect to participate in the Plan. Many Nominees do not provide such a service and routinely request dividends and distributions to be paid in cash on all shares registered in their names. Therefore, if your shares are held for your account by a Nominee and you would like to participate in the Plan, then, in addition to enrolling in the Plan as provided in Question 3, you must either make appropriate arrangements for your Nominee to participate on your behalf, or you must become a stockholder of record by having a part or all of your shares transferred to your own name. If your shares are held in the name of a Nominee, you should contact the Nominee for details.

5.	What if a stockholder would rather receive cash?

If you would rather receive cash, you should not enroll in the Plan or, if you are enrolled in the Plan, you must notify the plan administrator in writing that you would like to terminate your participation in the Plan. You may terminate your participation in the Plan at any time. The procedure for terminating participation in the Plan is explained in the answer to Question 18.

6.	What if a stockholder wishes to receive cash on only some of his or her shares?

If you wish to receive dividends and distributions in cash on some of your shares, and have the remaining dividends and distributions reinvested, you must notify the plan administrator, in writing, to that effect. This may be done by completing and submitting an authorization form. As a partial participant, you will receive your dividends and distributions in cash only with respect to the number of shares that you have specified. With respect to any other shares registered in your name, and with respect to the shares credited to your plan account on the books of the plan administrator, the corresponding dividends and distributions will be reinvested.

The number of shares on which you receive cash may be changed at any time simply by writing the plan administrator.

7.	May a stockholder elect to re-enroll after terminating participation in the Plan?

Yes. If, after enrolling in the Plan, you terminate your participation in the Plan and later wish to re-enroll in the Plan, you may restore your participation at any time by completing an authorization form and delivering it to the plan administrator. To be effective on any given dividend or distribution payment date, such authorization form must be received by the plan administrator at least two business days prior to the related dividend declaration date.

Purchase of Shares Under the Plan

8.	How does the Plan work and how are shares allocated under the Plan?

When our board of directors declares a dividend or distribution, all non-participants will receive such dividend or distribution by check mailed directly to the record holder by or under the direction of the plan administrator. As a Participant, you will have credited to your plan account the number of whole and fractional shares (computed to three decimal places) that could be obtained, at the price determined in accordance with the answers to Questions 9 and 11, with the cash, net of any applicable withholding taxes, that would have been paid to you if you were not a participant. Depending on the circumstances described in the answer to Question 9, such shares will be acquired by the plan administrator for participants either (i) through receipt of newly issued or treasury shares of common stock from us or (ii) by purchase of outstanding shares of common stock on the open market.

9.	When will shares acquired through the Plan be newly issued or from treasury as opposed to purchased in the open market?

If the market price per share of our common stock on the dividend or distribution payment date equals or exceeds by at least 110% the net asset value per share of our common stock as of the end of the most recently completed fiscal quarter (or as of such other time as may be determined by our board of directors), then the plan administrator will acquire shares of our common stock from us at the greater of net asset value or 95% of the market price on that date. At our discretion, shares sold to the plan administrator may be either newly issued shares or treasury shares.

The plan administrator will be under standing instructions not to acquire newly issued or treasury shares, and instead to buy shares in the open market, if (i) the market price per share of our common stock on the dividend or distribution payment date does not exceed 110% of the net asset value per share of our common stock as of the end of the most recently completed fiscal quarter (or as of such other time as may be determined by our board of directors) or (ii) we have advised the plan administrator that since such net asset value was last determined it has become aware of events that indicate the possibility of a change in per share net asset value as a result of which the net asset value of our common stock on the dividend or distribution payment date might be higher than the current market price of our common stock.

If the plan administrator buys shares on the market, it is possible that by the time the plan administrator has completed its purchases, the average per share purchase price paid by the plan administrator may exceed the price at which the newly issued shares would have been credited, or the shares’ net asset value. As a result, there would be credited to your plan account a smaller number of shares than would have been credited if the dividend or distribution had been paid in newly issued or treasury shares.

For purposes of this Question 9, (i) the market price of our common stock on a particular date will be equal to the average of the closing sales prices reported for the shares in The Wall Street Journal NASDAQ National Market System listings for the five days on which trading of shares takes place immediately prior to the dividend or distribution payment date (but not less than 95% of the opening sales price on each date) and (ii) the net asset value per share of our common stock on a particular date shall be as determined by or on behalf of us. Historically, our common stock has traded significantly above the net asset value per share. Therefore, we believe that in most, if not all cases, reinvested dividends will be made in newly issued or treasury shares.

10.	When will shares of our common stock be purchased under the Plan?

In the months in which dividends are paid, dividends will be invested beginning on the dividend or distribution payment date. If the shares of our common stock are to be newly issued or treasury shares, such shares will be issued or delivered on the dividend or distribution payment date. If our shares of common stock are to be purchased by the plan administrator in the open market, the plan administrator will make every effort to invest any dividends it receives promptly beginning on each dividend or distribution payment date, and in no event later than thirty days from such date, except where necessary under any applicable federal securities laws.

No interest will be paid on funds held by the plan administrator pending investment.

11.	How will the plan administrator purchase shares in the open market?

If the dividend or distribution is to be invested in shares purchased in the open market, the plan administrator will commingle all the participants’ funds in making such purchases for the participants’ plan accounts. The price at which the plan administrator will be deemed to have acquired shares of our common stock purchased in the open market will be the weighted average price of all shares of our common stock purchased for participants for that period plus brokerage commissions.

We do not have the authority or power to direct the time or price at which our shares of common stock may be purchased or the selection of the broker or dealer through or from whom purchases are to be made. We will absorb all administrative expenses connected with the operation of the Plan (except brokerage commissions, which shall be borne pro rata by the participants). The plan administrator will hold the total shares of our common stock purchased for all participants in the name of its nominee and will have no responsibility for the value of such shares after such purchase.

Reports to Participants

12.	What accounts are maintained for participants and what reports on these accounts do participants receive?

The plan administrator will maintain a separate plan account for each participant. All shares issued to you under the Plan will be credited to your plan account. The plan administrator will mail to each participant a statement confirming the issuance of shares within fifteen days after the allocation of shares is made. The statement will show the amount of the dividend or distribution, the price at which shares were credited, the number of full and fractional shares credited, the number of shares previously credited and the cumulative total of shares credited. In addition, as a participant, you will receive copies of our annual and quarterly reports to stockholders, proxy statements and dividend income information for tax purposes.

Voting of Shares

13.	How will a participant’s shares be voted at meetings of stockholders?

You will receive a proxy card covering the total number of shares held by you of record, including shares credited to your plan account. If a proxy card is returned properly signed, but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, the corresponding shares will be voted in accordance with the recommendation of our board of directors. If the proxy card is not returned, or it is unexecuted or improperly executed, the corresponding shares will not be voted unless you or your duly appointed representative votes in person at the meeting.

Certificates for Shares

14.	Will certificates be issued for shares issued under the Plan?

No. Certificates for shares issued under the Plan will not be furnished to you until your plan account is terminated or unless you request certificates in writing for a specified number of shares credited to your plan account. All written requests for certificates should be directed to the plan administrator, allowing two weeks for processing. The issuance of certificates for shares credited to a plan account will not terminate your participation in the Plan. No certificate for a fractional share will be issued. If you terminate your participation in the Plan (see Question 18), the plan administrator will sell for your account any fractional share and send you a check for the proceeds.

15.	In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your share certificates were registered at the time you became a participant. Certificates for whole shares issued at your request from your plan account will be similarly registered.

Dividends and Stock Splits

16.	What happens if we issue a stock dividend or declare a stock split?

Any stock dividends or split shares we distribute on shares held by the plan administrator for you will be credited to your plan account.

Federal Tax Consequences

17.	What is the tax status of reinvested dividends?

The automatic reinvestment of dividends and distributions will not relieve you of any income tax liability associated with such dividend or distribution. As a participant in the Plan, you will be treated for Federal income tax purposes as having received, on the dividend or distribution payment date, a dividend or distribution in an equal amount to the cash that you could have received instead of shares. The tax basis of such shares will equal the amount of such cash.

As a participant, you will not realize any taxable income upon receipt of a certificate for whole shares credited to your plan account either upon your request for a specified number of shares or upon termination of your enrollment in the Plan. As a participant, you will receive early in each year a Form 1099 regarding the Federal income tax status of all dividends and distributions taxable during the previous year.

Modification and Termination

18.	What happens if a participant wishes to terminate participation in the Plan?

You may terminate your participation in the Plan at any time by notifying the plan administrator in writing. To be effective for any given dividend or distribution payment date, the notice to terminate must be received by the plan administrator at least two business days before the record date for the dividend or distribution payment. All dividends or distributions with a record date after receipt of your notification will be sent directly to you. Upon termination of your participation, you will receive a certificate for the number of full shares of our common stock held for you by the plan administrator at no charge. At the same time, you will receive a check in payment for any fractional shares in your account, valued at the then current market price of our common stock, less any applicable brokerage commissions and any other costs of sale. If you prefer, you can request that your full shares of our common stock held by the plan administrator be sold, and you will receive a check for the proceeds, less any applicable brokerage commissions and any other costs of sale.

19.	May the Plan be changed or discontinued?

We, along with the plan administrator, may amend, suspend or terminate the Plan at any time. Any such amendment, suspension or termination will be effective upon a designated dividend record date and notice of such amendment, suspension or termination will be sent to all participants at least ninety days prior to such record date.

Plan Administrator Responsibilities

20.	What are the plan administrator’s responsibilities under the Plan?

The plan administrator will not be liable under the Plan for any act done by the plan administrator in good faith or for any good faith omission to act including, without limitation, any claims for liability (a) arising out of failure to terminate a participant’s participation in the Plan upon the participant’s death prior to receipt of notice in writing of such death; (b) with respect to the prices at which shares are purchased or sold for the participant’s account and the time such purchases or sales are made; and (c) relating to the value of the shares acquired for the participant’s plan account.

The Internal Revenue Code of 1986, as amended, imposes certain reporting obligations upon brokers and other middlemen. As a result, the plan administrator will be required to report to the Internal Revenue Service and the participant any sales of stock by the plan administrator on behalf of a participant.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Arnold & Porter LLP, Washington, D.C.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, file reports and other information with the SEC. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that like us that file electronically with the SEC. The address of such site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the securities, we refer you to the registration statement and to such exhibits and schedules. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC and hereby incorporate such documents by reference in this prospectus:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2003;

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

(3) The description of our common stock in our registration statement on Form 8-A, filed with the SEC on August 27, 1997 and all amendments or reports filed with the SEC for the purpose of updating such description.

Each document or report subsequently filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document (that also is or is deemed to be incorporated by reference in this prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than certain exhibits to such documents. Written requests should be directed to: American Capital Strategies, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, Attention: Investor Relations, telephone number (301) 951-6122.

We will make available free of charge, on or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act as soon as practicable after we electronically file such material with, or furnish it to the SEC. The information on our web site is incorporated by reference into this prospectus.

INDEMNIFICATION

Section 145 of the Delaware General Corporation Law (“DGCL”), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines, that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (i) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

We have adopted provisions in our Second Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws that provide for indemnification of our officers and directors to the maximum extent permitted under the DGCL.

As authorized by the DGCL, our Second Amended and Restated Certificate of Incorporation, as amended, limits the liability of our directors for monetary damages. The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate our rights or those of any of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of our directors under federal securities laws.

We have purchased an insurance policy which purports to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

The foregoing descriptions are general summaries only. Reference is made to the full text of our Second Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws, both filed with the SEC on August 12, 1997 as part of Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 (File No. 333-29943), which are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be incurred in connection with the issuance and distribution of the shares of common stock (“Common Stock”) of American Capital Strategies Ltd. (the “Company”) being offered hereby payable by the Registrant are estimated as follows:

SEC Registration Fee	$2,102.38
Printing and Engraving Costs	$10,000.00
Fees and Expenses of Counsel	$25,000.00
Accounting Fees and Expenses	$10,000.00
Miscellaneous	$2,897.62

TOTAL	$50,000.00

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines, that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (i) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

The Company has adopted provisions in its Second Amended and Restated Certificate of Incorporation, as amended, and its Second Amended and Restated Bylaws provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL.

As authorized by the DGCL, the Company’s Second Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate rights of the Company or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws.

The Company has purchased an insurance policy which purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

The foregoing descriptions are general summaries only. Reference is made to the full text of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and its Second Amended and Restated Bylaws, both as previously filed with the Securities and Exchange Commission (the “Commission”), and incorporated herein by reference to Exhibit 3.1 and Exhibit 3.2, respectively, to this Registration Statement.

ITEM 16.	EXHIBITS

Exhibit 3.1	American Capital Strategies, Ltd. Second Amended and Restated Certificates of Incorporation, incorporated herein by reference to Exhibit 2.a of the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 filed on August 12, 1997 (File No. 333-29943), as amended by a certain Certificate of Amendment, incorporated herein by reference to Exhibit 3.1 of Form 10-K for the year ended December 31, 1999, filed March 29, 2000, as further amended by a Certificate of Amendment No. 2 in the form filed as Appendix I to the Definitive Proxy Statement for the 2000 Annual Meeting file on April 5, 2000 and as further amended by a Certificate of Amendment No. 3 dated as of May 4, 2004, incorporated herein by reference to Exhibit 2.a of the Pre Effective Amendment to the Registration Statement on Form N-2 filed on May 6, 2004 (File No. 333-113859).*

Exhibit 3.2	American Capital Strategies, Ltd. Second Amended and Restated Bylaws, incorporated herein by reference to Exhibit 2.b of the Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 (File No. 333-29943) filed on August 12, 1997.*

Exhibit 4	Instruments defining the rights of security holders – see Exhibits 3.1 and 3.2.*

Exhibit 5	Opinion of Arnold & Porter LLP regarding legality of common stock being registered.*

Exhibit 23.1	Consent of Arnold & Porter LLP, included in the opinion filed as Exhibit 5 hereto.*

Exhibit 23.2	Consent of Ernst & Young LLP.

Exhibit 24	Powers of Attorney of certain directors and officers of American Capital Strategies, Ltd.*

Exhibit 99	American Capital Strategies, Ltd. Amended and Restated Dividend Reinvestment Plan.

*Previously filed.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-

effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Bethesda, state of Maryland, on August 3, 2004.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ John R. Erickson
John R. Erickson
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Mary C. Baskin	Director

/s/ John R. Erickson John R. Erickson	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	August 3, 2004

* Neil M. Hahl	Director	August 3, 2004

* Philip R. Harper	Director	August 3, 2004

* Stan Lundine	Director	August 3, 2004

Kenneth D. Petersen, Jr.	Director

* Alvin N. Puryear	Director	August 3, 2004

* Malon Wilkus	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	August 3, 2004

*/s/ John R. Erickson John R. Erickson	Attorney-in-Fact	August 3, 2004

Exhibit Index

Exhibit	Description

Exhibit 3.1	American Capital Strategies, Ltd. Second Amended and Restated Certificates of Incorporation, incorporated herein by reference to Exhibit 2.a of the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 filed on August 12, 1997 (File No. 333-29943), as amended by a certain Certificate of Amendment, incorporated herein by reference to Exhibit 3.1 of Form 10-K for the year ended December 31, 1999, filed March 29, 2000, as further amended by a Certificate of Amendment No. 2 in the form filed as Appendix I to the Definitive Proxy Statement for the 2000 Annual Meeting file on April 5, 2000 and as further amended by a Certificates of Amendment No. 3 dated as of May 4, 2004, incorporated herein by reference to Exhibit 2.a of the Pre Effective Amendment to the Registration Statement on Form N-2 filed on May 6, 2004 (File No. 333-113859).*

Exhibit 3.2	American Capital Strategies, Ltd. Second Amended and Restated Bylaws, incorporated herein by reference to Exhibit 2.b of the Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 (File No. 333-29943) filed on August 12, 1997.*

Exhibit 4	Instruments defining the rights of security holders – see Exhibits 3.1 and 3.2.*

Exhibit 5	Opinion of Arnold & Porter LLP regarding legality of common stock being registered.*

Exhibit 23.1	Consent of Arnold & Porter LLP, included in the opinion filed as Exhibit 5 hereto.*

Exhibit 23.2	Consent of Ernst & Young LLP.

Exhibit 24	Powers of Attorney of certain directors and officers of American Capital Strategies, Ltd.*

Exhibit 99	American Capital Strategies, Ltd. Amended and Restated Dividend Reinvestment Plan.

*Previously filed.